Exhibit 10.8

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of the day of the 1st day of October, 2015 (the "Effective Date") by and between HILTI INC., an Oklahoma corporation ("Seller"), having an address of 5400 South 122nd East Avenue, Tulsa, OK 74146, and Educational Development Corporation and its permitted assigns pursuant to Section 12.1 below ("Buyer"), having an address of 10302 East 55th Place, Tulsa, OK 74146, and Commercial Title & Escrow Services, Inc. ("Escrow Agent"), having an address of 4739 East 91 street, Tulsa, Oklahoma 74137.

RECITALS

Seller is the owner of the Property (as defined in Section 2.1 below). Seller desires to sell the Property to Buyer and Buyer desires to buy the Property from Seller, all on and subject to the terms and conditions hereinafter set forth.

ARTICLE 1

Purchase and Sales Agreement

1.1     Agreement to Purchase and Sell. In consideration of the mutual undertakings and covenants of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Seller agrees to sell the Property to Buyer and Buyer agrees to buy the Property from Seller on and subject to the terms and conditions contained in this Agreement.

ARTICLE 2

The Property

2.1     Description of the Property. The "Property" consists of the following:

(a)     Land. Seller's fee simple interest in and to all of those certain tracts of land situated in Tulsa County, Oklahoma and described more particularly in Exhibit A and Exhibit A-I attached hereto and incorporated herein by reference, together with all of Seller's right, title and interest in and to all mineral and water rights and all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the land and the Improvements and including any appurtenant rights to any land lying in the bed of any existing dedicated street, road or alley adjoining the land and to all strips and gores adjoining the land (collectively, the "Land"). The Land described in Exhibit A and the Improvements thereon and other Property associated therewith is sometimes referred to herein as the "Corporate Campus". The Land described in Exhibit A-I and other Property (if any) associated therewith is sometimes referred to herein as the "Vacant Land."

(b)     Improvements. The buildings together with all other improvements and structures constructed on the Land (collectively, the "Improvements").

(c)     Personal Property. All Of Seller's right, title and interest in and to the following:

(i) mechanical systems, fixtures and equipment comprising a part of or attached to or located upon the Improvements;

(ii) site plans, surveys, plans and specifications, building records, marketing materials and floor plans in Seller's possession which relate to the Land or improvements; and

(iii) signs situated on or at the Land or Improvements.

The foregoing are herein collectively called the "Personal Property".

(d)     Contracts. Seller's interest in all contract rights, warranties and guarantees related to the Land, Improvements, or Personal Property that will remain in existence after Closing (as hereinafter defined), or to the extent assignable, and only to the extent applicable (collectively, the "Contracts").

(e)     Permits. Seller's interest in all permits, licenses, certificates of occupancy, and governmental approvals which relate to the Land, Improvements, Personal Property or Contracts, to the extent assignable (collectively, the "Permits").

(d)     Intangible Property. All of Seller's right, title and interest, if any, in and to all consents, licenses, approvals, certificates, permits, plans, development rights, air rights, water and mineral rights, warranties, guarantees, trademarks, trade names, logos, and floor plans, plans and specifications relating to the Improvements and the Personal Property (collectively, the "Intangible Property"). The Intangible Property

excludes any rights to the name "Hilti" and any associated trademarks or logos used by Hilti, Inc.

ARTICLE 3

Purchase Price Deposit Adjustments

3.1     Purchase Price. The purchase price (the "Purchase Price") for the Property is Twenty-Three Million Dollars ($23,000,000.00). The Purchase Price will be payable by wire transfer of immediately available funds at the Closing. The parties agree that the Purchase Price is allocated (i) Twenty One Million Eight Hundred Thousand ($21,800,000) to the Corporate Campus, and (ii) One Million Two Hundred Thousand ($1,200,000) to the Vacant Land.

3.2     Closing. Within two (2) Business Days following the execution of this Agreement, Buyer will deposit with the Escrow Agent (defined on Exhibit B attached hereto) the sum of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (the "Deposit") to secure Buyer's obligations under this Agreement. The parties agree that two-thirds of the initial Deposit (being $100,000) is non-refundable and will be paid to Seller if, on or before the Due Diligence Expiration Date, Buyer notifies Seller (for any reason pursuant to Section 5.3 hereof) of Buyer's intent not to proceed with the transaction described herein. The portion of the Deposit that is non-refundable (including any additional Deposit made to extend the Closing Date under Section 8.1) is herein called the "Seller Hard Money". The Escrow Agent will maintain and disburse the Deposit pursuant to the terms and conditions of this Agreement and the Deposit Escrow Agreement attached hereto as Exhibit B (the Deposit Escrow Agreement). The Deposit shall be held in an interest-bearing escrow account by Escrow Agent in an institution as directed by Buyer and reasonably acceptable to Seller. All interest and income on the Deposit will be remitted to the party entitled to the Deposit pursuant to this Agreement. At Closing, the entire amount of the Deposit shall be credited on Buyer's behalf toward the payment of the Purchase Price.

3.3     Prorations of Taxes. All real and personal property taxes attributable to the calendar year in which the Closing occurs shall be prorated and adjusted as of the Closing Date as an adjustment at the Closing. If the tax bills for the calendar year during which the Closing Date occurs are not finally determined, then such taxes and other charges shall be prorated on the basis of the most currently available tax bills, and thereafter, promptly re-prorated upon the availability of actual bills for the applicable period. All special assessments which may be amortized over a number of years will be prorated as of the Closing Date, with Seller responsible only for the period ending on the day prior to the Closing Date. Any tax refunds or proceeds (including interest thereon) on account of a favorable determination resulting from a challenge, protest, appeal or similar proceeding relating to taxes and assessments relating to the Property (a) for all tax periods occurring prior to the applicable tax period in which the Closing occurs will be retained by and paid exclusively to Seller and (b) for the applicable tax period in which the Closing occurs will be prorated as of the Closing Date after reimbursement to Seller and Buyer, as applicable, for all fees, costs and expenses (including reasonable attorneys' and consultants' fees) incurred by Seller or Buyer, as applicable, in connection with such proceedings such that Seller will retain and be paid that portion of such tax refunds or proceeds as is applicable to the portion of the applicable tax period prior to the Closing Date and Buyer will retain and be paid that portion of such tax refunds or proceeds as is applicable to the portion of the applicable tax period from and after the Closing Date. After the Closing, Buyer will be responsible for and control any tax protests or proceedings for any period for which taxes are adjusted between the parties under this Agreement and for any later period. Buyer and Seller will cooperate in pursuit of any such proceedings and in responding to reasonable requests of the other for information concerning the status of and otherwise relating to such proceedings; provided, however, that neither party shall be obligated to incur any out-of-pocket fees, costs or expenses in responding to the requests of the other.

3.4     Seller’s Leaseback. At closing Seller will execute a lease (the "Lease") from Buyer of approximately 181,300 square feet (the "4 Lease Premises") of office space in the Property for a term of fifteen (15) years at the rental rate of $7.00 per square foot, with an automatic two percent (2%) increase annually. The Lease will provide that Seller and Buyer will be responsible for 70% and 30%, respectively, of the common area expenses, real estate ad valorem taxes, and building and casualty insurance for the Corporate Campus, with utilities to be separately metered and paid. * The form of the Lease will be confirmed by the parties during the Due Diligence Period. After the Closing, Seller will not be obligated for any expense attributable to the Vacant Land. The parties further agree that the Lease will provide: (a) Except as otherwise agreed, each party will be directly responsible for janitorial and other services for that portion of the Corporate Campus occupied by it; (b) Seller will at its expense provide security for the entire Corporate Campus at a level determined by Seller to be adequate. Seller will have no liability to Buyer for any deficiency in the security level provided or for any negligence or wrongdoing on the part of the security staff. If Buyer desires security different than or additional to that which Seller is willing to provide, then Buyer may obtain security at its own cost; and (c) Seller will at its expense maintain the "power house" building located on the south side of the Corporate Campus and will maintain the heating and cooling equipment located therein, including the boilers, chillers and related piping. If Buyer or a tenant of Buyer elects to install additional air conditioning in that portion of the Corporate Campus occupied by it, then all incremental cost for such additional air conditioning will be borne by Buyer or its tenant, and Seller will have no responsibility for such additional air conditioning expense.

3.5     Adjustment Payments; Estimates. The net amount adjustments to be made under this Article 3 will be paid on the Closing Date by wire transfer in immediately available funds. All post-closing adjustments 'Will be made by wire transfer in immediately available funds, or by check in good funds. All apportionments and prorations made hereunder shall be made based on the number of days of ownership of the Property in the period applicable to the apportionment, with Buyer entitled to income and responsible for expenses for the Closing Date. Prorations of annual payments will be made based on the number of days of ownership in the applicable annual period. In the event, on the Closing Date, the precise figures necessary for any of the foregoing adjustments are not capable of determination, then, except to the extent otherwise provided in this Agreement, those adjustments will be made on the basis of good faith estimates using currently available information, and final adjustments shall be made within six (6) months after the Closing Date to the extent precise figures are determined or become available.

3.6     Closing Costs. At the Closing, (a) Seiler shall pay and be responsible for (i) the recording charges for any instrument which releases or discharges any lien as required by Article 6 hereof, (ii) the cost of preparation of the title commitment, the base premium for the Title Policy (hereinafter defined) (excluding any endorsements or additional charges for affirmative coverages), and the cost of a current survey, (iii) one-half of the fees of the Escrow Agent, (iv) all transfer, recording, filing, excise, documentary, revenue stamp and similar fees and taxes payable in connection with the transfer of the Property contemplated by this Agreement, and (v) Seller's counsel's fees and expenses, and (b) Buyer shall pay and be responsible for (i) all recording charges for the deed, (ii) all costs and fees for any endorsements to the title policy required by Buyer (or its lender, if applicable), and all of Buyer's due diligence studies and investigations, (iii) one-half of the fees of the Escrow Agent, and (iv) Buyer's counsel's fees and expenses. Seller and Buyer shall each pay all other expenses, charges or costs for which sellers and purchasers, respectively, are customarily responsible in commercial real estate transactions in Oklahoma.

3.7     Closing Statement. Escrow Agent will prepare a closing statement.

3.8     Additional Prorations. The following are to be apportioned between Buyer and Seller as of midnight on the date preceding the Closing Date:

(a)     Water, sewer, gas, electric, vault and fuel charges, if any;

(b)     Operating expenses for the Property including sums due or already paid pursuant to any Contracts; and

(c)     Amounts paid pursuant to all transferable licenses and permits, on the basis of the fiscal year for which levied.

3.9     Survival. The provisions of Article 3 will survive the Closing.

3.10  Other Adjustments and Payment. At the Closing, Seller will pay Buyer the sum of One Hundred Twenty-Five Thousand Dollars (the "Closing Adjustment"). The Closing Amount has been negotiated and agreed to compensate Buyer for the following:

(a)	Modifying front entrance on east side of main building of Corporate Campus (double glass doors and appropriate canopy to fit);

(b)	Removing concrete-structured building on east side of Corporate Campus;

(c)	Constructing demising wall separating the Lease Premises to be occupied by Seller from the remainder of the Corporate Campus to be occupied by Buyer (the 'Buyer Occupied Area");

(d)	Providing ADA compliant restrooms in the Buyer Occupied Area;

(e)

The parties agree that Seller will retain all pallet racks, of office furniture and office equipment currently situated in the Buyer Occupied Area. The parties agree that Seller will be allowed to continue use of the training area in the Buyer Occupied Area without charge for a period of up to ninety (90) days after the Closing.

ARTICLE 4

Representations Warranties Covenants and Agreements

4.1     Seller's Representations and Warranties. Seller makes the following representations and warranties to Buyer as of the Effective Date and the Closing Date:

(a)     To Seller's knowledge, except as disclosed in the environmental reports furnished to Buyer or otherwise in writing to Buyer, (i) there has been no production, discharge, disposal, or storage on, from, or on to the Property of any Hazardous Substance (hereinafter defined) or other toxic or deleterious material substance or any activity which could otherwise have contaminated the Property, (ii) the Property has never contained any underground storage tank and none of the Improvements contains asbestos, (iii) no portion of the Property has ever been used as a landfill or as a dump to receive garbage, refuse, waste, or fill material whether or not hazardous, and there are and have been no Hazardous Substances located upon, stored, handled, installed or disposed in, on or about the Property or any other location within the vicinity of the Property in amounts or quantities which would constitute a violation of any Environmental Laws and Regulations, and (iv) the Property is in compliance with ail Environmental Laws and Regulations.

(b)     There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation of which Seller has been notified, or proceeding pending or, to the knowledge of Seller, threatened, against Seller in connection with the operation of its business or the operation of the Property relating in any way to Environmental Laws and Regulations.

(c)     As used herein, "Environmental Laws and Regulations" shall include, but not be limited to:

i.	the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 559601-9657, and any amendments thereto;

ii.	the Resource Conservation and Recovery Act, 42 U.S.C. "69016987 and any amendments thereto;

iii.	Safe Drinking Water Act, 42 U.S.C. 5300(f) et seq. and any amendments thereto;

iv.	Any and all environmental acts, statutes, and other laws of the State of Oklahoma; and

v.	Any and all regulations, rules, and administrative orders issued or promulgated pursuant to any of the foregoing.

(d)     As used herein, "Hazardous Substance" means and includes any petroleum product, any hazardous substance, or any other pollutant or contaminant defined as such in the Environmental Laws and Regulations.

Subject to the foregoing, Seller hereby represents and warrants to Buyer as of the Effective Date and the Closing Date as follows:

(a)    This Agreement has been duly authorized, executed and delivered by Seller and all consents required under Seller's organizational documents or by-laws have been obtained. All documents that are to be executed by Seller and delivered to Buyer on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by Seller. This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of Seller, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Seller is a party or to which Seller or the Property (or any portion thereof) is subject. Seller is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)     There are no actions, suits or proceedings (including arbitration proceedings) pending or to the best of Seller's knowledge, threatened, against Seller which could have a material adverse effect on Seller's ability to perform its obligations hereunder, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

(c)     No material action, suit or other proceeding (including, but not limited to, any condemnation action) is pending or, to Seller's knowledge, has been threatened in writing that could have a material adverse effect on the Property.

(d)    Seller has not received any written notice of a pending or threatened condemnation or eminent domain action against the Property or any portion thereof, or any formal notice of condemnation with respect to the Property or any portion thereof.

(e)     No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to the best of Seller's knowledge, threatened, against Seller.

(f)    Other than existing agreements with the broker described in Section 10.1, there are no existing leasing, listing, or other brokerage agreements related to the Property as of the date hereof.

(g)      Except for the contracts to be provided by Seller to Buyer during the Due Diligence Period, and contracts, amendments or other agreements which may be entered into by Seller pursuant to Section 4.2 hereof, there are no Contracts in effect entered into by Seller which will affect the Property or operations of the Property after Closing, whether by their terms or through Seller terminating them as of or prior to the Closing. Seller will provide Buyer with true, correct and complete copies of all of such Contracts, including all amendments and modifications thereto, within two (2) Business Days of the execution of this Agreement by Buyer and Seller. To the best of Seller's knowledge, except for any past due payments by Seller that will be adjusted at Closing, there are no material defaults by any party to be assumed by Buyer under any of the Contracts.

(h)     There are no leases or other occupancy agreements with tenants in effect which will affect the Property after Closing.

(i)     Within the time provided in Section 5.2 for delivery of Due Diligence Materials, Seller will deliver to Buyer a true, correct and complete copy of the environmental reports, which are all of such reports concerning Hazardous Substances in, on, under or about the Property in Seller's possession or control. Except as set forth in such environmental reports, Seller has not received from any federal, state or municipal governmental agency, or any third* party abutting the Property, any written request for information, notices of claim or demand letters concerning Hazardous Substances at, on, under or migrating from the Property.

(j)     Seller is not a "foreign person, foreign trust" or "foreign corporation" within the meaning of the United States

Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended.

(k)     Neither Seller nor, nor to Seller's knowledge any of its equity owners or any of its or their respective employees, officers or directors, is a person or entity with whom US. persons or entities are restricted from doing business under regulations of the Office of

Foreign Asset Control of the Department of the Treasury ("OFAC") (including those named on OFAC's Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

(l)     Seller has not received any written notices of any uncured violations of, and to Seller's knowledge it received no notice of any failure to comply with, any Permitted Encumbrances or applicable law for the present use and occupancy of the Property or any applicable (i) federal, state and local law, regulation, ordinance and code, including, without limitation, building, land use, environmental and zoning laws, regulations, ordinances and codes, (ii) development agreements or similar contracts between private parties affecting the development, construction, use and occupancy of the Property, and (iii) judgments, orders or decrees of any court having jurisdiction over Seller or the Property.

(m)   With respect to any declarations or similar instruments affecting the Property: (i) they have not been amended except as evidenced by written amendments, copies of which have been delivered to Buyer as required hereunder; (ii) there are no monetary obligations of Seller thereunder except as set forth herein or therein; (iii) Seller is not in default of any monetary or non-monetary obligation thereunder, nor is there any fact or circumstance which, with or without notice or the passage of time, or both, would constitute a default by Seller thereunder of any such obligations; (iv) there are no pending claims, defenses or offsets which have been asserted in writing against Seller by any party to any declaration; and (v) to Seller's knowledge, Seller has performed and complied with all of its obligations under the declarations or similar instruments.

The representations and warranties of Seller set forth in this Section, as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of twelve (12) months. Seller shall have no liability to Buyer for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration of said twelve (12) month period. In the event that Buyer discovers prior to the Due Diligence Expiration Date that a representation or warranty of Seller under this Section 4.1 is untrue or becomes untrue, and Buyer does not elect to terminate this Agreement prior to the Due Diligence Expiration Date, such representation or warranty shall not be a condition to Closing. Anything contained herein to the contrary notwithstanding, to the extent any inaccuracy in a representation and warranty of Seller in this Agreement or any documents or instruments delivered by Seller at the Closing is revealed in any of the Due Diligence Materials or other documents or information provided or made available to Buyer or otherwise obtained by Buyer and Buyer nevertheless consummates the Closing and the transactions contemplated by this Agreement, then such representation and warranty shall be deemed modified to reflect such inaccuracy.

4.2     Seller’s Covenants. Seller hereby covenants and agrees with Buyer that from the date of this Agreement until the Closing, Seller shall continue to operate, maintain and repair the Property in the ordinary course of business in substantially the same manner as it is now operated, maintained and repaired, , as applicable, but shall not take any of the following actions after the date of this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; (a) make or permit to be made any material alterations to or upon the Property; or (b) enter into any contracts for the provision of services and/or supplies to the Property which survive Closing.. Buyer's consent to Seller entering into any new Contract(s) or extending, modifying, canceling or otherwise altering one or more of the existing Contracts shall be deemed to have been given by Buyer if Buyer fails to approve (with such approval not to be unreasonably withheld, conditioned or delayed) or disapprove such actions within five (5) Business Days following Seller's written request for such consent. In addition to the foregoing, (i) Seller shall maintain until the Closing Date fire and extended coverage insurance on the Property which is at least equivalent in all material respects to the insurance policies covering the Property as of the Effective Date and (ii) Seller shall not transfer or remove any Personal Property from the Improvements after the Effective Date except for repair or replacement thereof. Any items of Personal Property replaced after the Effective Date shall be promptly installed prior to Closing and shall be of at least substantially similar quality to the item of Personal Property being replaced.

4.3     Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller as of the date of this Agreement as follows:

(a)     This Agreement has been duly authorized, executed and delivered by Buyer and all consents required under Buyer's organizational documents or by law have been obtained. All documents that are to be executed by Buyer and delivered to Buyer on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by Buyer. This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of Buyer, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Buyer is a party or to which Buyer or the Property (or any portion thereof) is subject. Buyer is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization,

(b)     There are no actions, suits or proceedings (including arbitration proceedings) pending or to the best of Buyer's knowledge, threatened, against Buyer which could have a material adverse effect on Buyer's ability to perform its obligations hereunder, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

(c)     Neither Buyer nor, to Buyer's knowledge, any of its equity owners or any of its or their respective employees, officers or directors, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC's Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

(d)     Within ninety (90) days of Closing, Buyer, at its sole cost and expense, will close all openings in the demising wall in a manner approved by Seller, which approval will not be unreasonably withheld. This may include construction of a vestibule in the main hallway that would allow tenants on each side of the demising wall to have access to the cafeteria located within the Lease Premises. The provisions of this Section 4.3(d) wilt survive Closing.

ARTICLE 5

Access Inspection Diligence

5.1     Inspections. Seller agrees that Buyer and its authorized agents or representatives shall be entitled to enter upon the Land and the Improvements during normal business hours. Buyer acknowledges that Buyer will conduct prior to Closing, such investigations of the Property, including but not limited to, the environmental conditions thereof, as Buyer deems necessary or desirable to satisfy itself as to the condition of the Property and the existence or nonexistence or curative action to be taken with respect to any Hazardous Substances on or discharged from the Property. All investigations made by Buyer will be at Buyer's sole cost and expense. Buyer will promptly provide Seller, at Seller's request, with a copy of any report, draft report or evaluation ("Reports") which indicates the presence of Hazardous Substances on the Property or the violation of any applicable law. Buyer agrees to keep confidential and not to disclose the results or the contents of any Reports unless Buyer is required to disclose such reports pursuant to a court order or applicable law. In the event Buyer terminates this Agreement for any reason other than a Seller Default, Buyer shall, upon the request of Seller, promptly deliver to Seller copies of any third party reports prepared for Buyer in connection with Buyer's investigation of the Property, THE INFORMATION DELIVERED BY

BUYER SHALL BE DELIVERED TO SELLER WITHOUT ANY REPRESENTATION OR WARRANTY AS TO THE COMPLETENESS OR ACCURACY OF SUCH INFORMATION OR ANY OTHER MATTER RELATING THERETO, AND SELLER SHALL HAVE NO RIGHT TO RELY ON ANY SUCH INFORMATION WITHOUT THE WRITTEN CONSENT OF THE PARTY PREPARING SAME.

5.2     Due Diligence Materials. Within two (2) Business Days of the effective date of this Agreement, Seller agrees to provide Buyer with certain information and materials pertaining to the Property, including but not limited to the following: (the "Due Diligence Materials")

(a)     true, correct and complete copies of the Contracts, whether or not cancelable upon thirty (30) days' notice;

(b)     copies of all plans, specifications, and drawings of the Improvements within the possession of Seller;

(c)    copies of all environmental, structural engineering, soils, roofing, plumbing, heating air conditioning, and ventilation specifications and reports within the possession of Seller;

(d)     copies of ad valorem tax receipts for the last three (3) calendar years;

(e)     a listing of all utility accounts billed to or in the name of Seller; to the extent utilities can be split, Seller and Buyer will share that cost equally;

(f)     copies of all maintenance records relating to the Property which are in the possession or control of Seller (including, without limitation any inspection reports);

(g)     a listing and detailed description of any pending litigation involving Seller and/or affecting the Property;

(h)     copies of all documentation relating to compliance of the Property with applicable zoning ordinances deed restrictions, and governmental regulations within the possession of Seller;

(i)     audited financial statements of Seller for the last three years ended December 31, 2014. Such audited financial statements and the report of the accountant may contain limitations consistent with those expressed in the reports of PriceWaterhouseCoopers AG regarding financial reports of Seiler for the years 2012, 2013 and 2014. It is understood that such financial statements may be prepared in accordance with “IFRS” (International Financial Reporting Standards). Buyer will not disclose such financial statements to any other party without the prior written consent of Seller; and

(j)     copies of any existing surveys of the Property ("Existing Surveys") within the possession of Seller.

Buyer acknowledges and agrees that all Due Diligence Materials and information obtained from such Due Diligence Materials are deemed confidential, and Buyer agrees to keep such information confidential and to prevent its dissemination to persons other than Buyer's employees, representatives, agents, contractors, and affiliates involved in this transaction, governmental authorities of whom Buyer must make inquiry as part of its due diligence, and prospective lenders, investors, and/or assigns of Buyer.

5.3     Inspection Period. Buyer shall notify Seller on or before thirty (30) days from the effective date of this Agreement at 5:00 p.m.

Central Time (the "Due Diligence Expiration Date" and such thirty day period, the "Due Diligence Period") whether or not Buyer elects to proceed with the transaction described herein. If Buyer timely notifies Seller that Buyer elects in Buyer's sole and absolute discretion for any reason or no reason not to proceed with the transaction described herein, the Escrow Agent shall pay the Seller Hard Money to Seller and return the balance of the Deposit to Buyer in accordance with the Deposit Escrow Agreement, and this Agreement shall be null and void without further recourse to either party hereto, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. If Buyer does not timely notify Seller that it elects not to proceed with the transaction described herein, Buyer shall be deemed to have waived such election and instead elected to proceed with the transaction described herein.

ARTICLE 6

Title and Survey

6.1     Title and Survey Review. Seller shall cause to be prepared (i) by the title services division of the Escrow Agent (the "Title Company") a title insurance commitment insuring the Land and the Improvement* together with copies of all items shown as exceptions to title therein (the "Title Commitment") and (ii) an updated survey covering the Land and the Improvements prepared in accordance with the 201 1 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, certified to Buyer the Title Company, and any lender of Buyer (the "Survey"), which such Survey shall be delivered to Buyer no later than ten (10) days from the effective date of this Agreement. Buyer will, prior to the Due Diligence Expiration Date, (a) review the Due Diligence Materials relating to title and survey matters, (b) examine the Title Commitment and all documents related thereto, and (c) examine the Survey (collectively, the "Title Evidence").

6.2     Title Objection. Prior to the Due Diligence Expiration Date, Buyer will notify Seller of its written objections ("Title Objections") to the form and/or contents of the Title Evidence as Buyer may wish along with copies of the Title Evidence; provided, however, that Buyer shall have no right to object to any of the matters set forth within subsections (a) through (d) of the definition of Permitted Encumbrances. Buyer's failure to notify Seller of any Title Objections with respect to any particular matter within such time period will constitute a waiver of Title Objections with respect to a particular matter. As used herein, the term "Permitted Encumbrance" shall mean (a) the standard printed exclusions from coverage contained in the ALTA form of owner's title policy; (b) all matters, whether or not of record, that arise out of the actions of Buyer or its agents, representatives or contractors; (c) all matters that the Title Company is willing to insure over without additional premium or indemnity from Buyer and that, in the exercise of Buyer's reasonable business judgment, do not have a material adverse impact on the ownership, operation or value of the Property; (d) the lien of real estate taxes, water, sewer, and other public charges not yet due and payable; and (e) all other matters affecting title to the Property as to which Buyer has actual knowledge or is deemed to know as of the Due Diligence Expiration Date, except for those matters as to which, in accordance with this Section 6.2: (i) Buyer makes a written objection on or before the Due Diligence Expiration Date; and (ii) Seller elects to use reasonable efforts to cure.

6.3     Seller’s Cure of Tittle Objections. Seller shall, within five (5) Business Days of its receipt of Buyer's Title Objections, notify Buyer whether or not it elects to attempt to cure the Title Objections raised by Buyer. If Seller elects to cure the Buyer's Title Objections, Seller shall attempt to cure the Buyer's Title Objections on or before the Closing Date. In the event Seller fails to timely respond to Buyer's Title Objections, Seller shall be deemed to have elected not to attempt to cure such Title Objections. If Seller elects, or is deemed to have elected, not to attempt to cure any title objections raised by Buyer, then on or before the later of the Due Diligence Expiration Date or within two (2) Business Days after receipt of such notice from Seller or the date Seller is deemed to have elected not to cure, Buyer shall elect to either (a) terminate this Agreement and receive a refund of the Deposit in accordance with the Deposit Escrow Agreement (and in such event, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder), or (b) proceed to close without any reduction in the Purchase Price and in such event any such Title Objections shall be deemed Permitted Encumbrances. In the event Buyer fails to timely respond to Seller's notice, Buyer shall be deemed to have elected clause (b), Notwithstanding the foregoing, with respect to Voluntary Liens (as hereinafter defined), Seller shall remove or cure the same by payment of funds from Closing. The Closing shall be extended for such time as is necessary for Buyer and Seller to exercise their rights under this Section, and in the event Seller elects to cure the Title Objections, the Closing shall be extended for a period of up to fourteen (14) days to permit Seller to cure the Title Objections. Seller shall remove any encumbrances or exceptions to title which are voluntarily created by, through or under Seller after the date of the Due Diligence Expiration Date, and any other matters that would constitute a Title Objection first arising after the Due Diligence Expiration Date (except for Voluntary Liens) shall follow the above process. If the Title Objections which Seller has agreed to cure are not cured prior to Closing (as the same may be extended as provided herein), Buyer will have the option as its sole and exclusive remedies to (x) terminate this Agreement and receive a refund of the Deposit in accordance with the Deposit Escrow Agreement (and in such event, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder), or (y) proceed to close without any reduction in the Purchase Price. If Buyer elects the latter, any uncured Title Objections shall be deemed Permitted Encumbrances. As used herein, the term "Voluntary Lien" shall mean any mortgage or deed of trust granted or assumed by Seller and encumbering the Property or any portion thereof.

6.4     Required State of Title. At the Closing, Seller shall convey by general warranty deed to Buyer (or to Buyer's permitted nominee) good and clear record and marketable fee simple title to all of the Land and the Improvements free and clear of any and all liens and other encumbrances, except for the Permitted Encumbrances.

ARTICLE 7

Conditions to Seller's and Buyer's Performance

7.1     Conditions to Seller’s Obligations. The obligations of Seller to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Buyer at its discretion):

(a)     The representations and warranties made by Buyer in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date (except as the same may be modified or updated in accordance with the terms of this Agreement); and

(b)     Buyer having performed in all material respects all covenants and obligations required by this Agreement to be performed by Buyer on or prior to the Closing Date, including, without limitation, payment of the Purchase Price, as adjusted and prorated hereunder.

7.2     Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Buyer at its discretion):

(a)     The representations and warranties made by Seller in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the

Closing Date (except as the same may be modified or updated in accordance with the terms of this Agreement); and

(b)     Seller having performed in all material respects all covenants and obligations in all material respects required by this Agreement to be performed by Seller on or prior to the Closing Date.

ARTICLE 8

Closing

8.1     Escrow Closing. Provided all conditions to closing contained in this Agreement have been satisfied (or deemed satisfied) or waived in writing, the transaction contemplated by this Agreement shall close (the "Closing"), through an escrow with the Escrow Agent, on November 2, 2015 (the "Closing Date"). Buyer may extend the Closing Date by an additional fifteen (15) days if, prior to the stated Closing Date, Buyer deposits with the Escrow Agent an additional Fifty Thousand Dollars ($50,000) [increasing the total Deposit to $200,000] and provides notice of such extension to Seller. In such event, the Seller Hard Money portion of the Deposit will increase to One Hundred Fifty Thousand Dollars ($150,000)

8.2     Seller’s Closing Deliveries. At Closing, Seller shall deliver or cause to be executed and delivered to the Escrow Agent each of the following items:

(a)     General Warranty Deed in the form of Exhibit C hereto (the "Deed");

(b)     Bill of Sale in the form of Exhibit D hereto (the "Bill of Sale");

(c)     Certificate of Non-Foreign Status in the form of Exhibit E hereto;

(d)     The Assignment and Assumption Agreement in the form attached as Exhibit F if there are any Contracts to be assigned (the "Assignment and Assumption Agreement");

(e)     Settlement statement showing all of the payments, adjustments and prorations provided for in this Agreement and otherwise agreed upon by Seller and Buyer (the "Settlement Statement");

(f)     Customary form of affidavit for the benefit of the Title Company certifying (i) to the absence of claims which would give rise to mechanics' and materialmen's liens; and (ii) that Seller is the only party in possession of the Land or Improvements;

(g)     Such evidence as may be reasonably and customarily required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Seller on behalf of Seller;

(h)     Executed Lease in accordance with Section 3.4;

(i)     The Contracts assumed by Buyer (if any);

(j)     All keys and lock combinations for the Property and all leasing and other files relating to the Property and all other licenses, certificates, permits, plans, books, records and reports and other materials that comprise the Intangible Property, to the extent such items are in Seller's actual possession or control (provided, that Seller will be permitted to retain any of such items or duplicates thereof as are needed by Seller to continue its operations under the Lease); and

(k)     All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

8.3     Buyer’s Closing Deliveries. At Closing, Buyer shall deliver or cause to be executed and delivered to the Escrow Agent each of the following items:

(l)     The Bill of Sale;

(m)     The Settlement Statement;

(a)     The Assignment and Assumption Agreement (if applicable);

(b)     Executed Lease in accordance with Section 3.4;

(c)     Such evidence as may be reasonably and customarily required by the Title Company with respect to the authority of' the person(s) executing the documents required to be executed by Buyer on behalf of Buyer;

(d)     Immediately available funds in an amount necessary to fund the Purchase Price and other payments required of Buyer; and

(e)     All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

8.4     Delivery of Deposits. On the Closing Date the Escrow Agent will deliver or cause to be delivered the Deposit pursuant to the terms of the Deposit Escrow Agreement.

ARTICLE 9

Casual and Condemnation

9.1     Damage. If, prior to the Closing, all or any portion of the Property is damaged by fire or any other cause whatsoever, Seller shall promptly give Buyer written notice of such damage.

(a)     Minor Damage. If the cost for repairing such damage is One Million and 00/100 Dollars ($1,000,000.00) or less (as determined by Seller's independent insurer), then Buyer shall at Closing receive the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller's rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property. Regardless of the size of the loss, for any damage not repaired prior to Closing, Seller shall not agree to any insurance settlement without Buyer's prior written consent, not to be unreasonably withheld, conditioned or delayed.

(b)     Major Damage, If the cost for repairing such damage is greater than One Million and 00/100 Dollars ($1,000,000.00) (as determined by Seller's independent insurer), then Buyer shall have the option, exercisable by written notice delivered to Seller within ten (10) days after Seller's notice of damage to Buyer, 'which notice from Seller shall be accompanied by the written estimate of the cost for repair, either to (i) receive the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller's rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property; or (ii) terminate this Agreement. If Buyer elects to terminate this

Agreement, Buyer shall give written notice to Seller thereof within such ten (I O) day period, the Deposit shall be returned to Buyer, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Buyer fails to notify Seller within such ten (10) day period of Buyer's intention to terminate this Agreement, then Buyer shall be deemed to have elected option (i) and Buyer and Seller shall proceed to Closing in accordance with the terms and conditions of this Agreement.

9.2     Condemnation and Eminent Domain. In the event that any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any portion of the Land and/or the Improvements, Seller shall promptly notify Buyer thereof in writing. if the condemnation will not result in a Material and Adverse Effect (as hereinafter defined) on the Property, Buyer shall consummate the purchase of the Property without reduction of the Purchase Price, and the right to collect any condemnation award or compensation for such condemnation shall be assigned by Seller to Buyer at Closing. For the purposes of this Section, "Material and Adverse Effect" shall mean a condemnation (i) for which the pro tanto award is in excess of One Million and 00/100 Dollars ($1,000,000) or (ii) which would result in the Property being left with parking spaces below what is required to be provided under the Lease or by applicable zoning requirements. if the condemnation will result in a Material and Adverse Effect on the Property, Buyer may elect, within ten (10) days of notice thereof, either to (a) accept an assignment of any condemnation award or compensation for such condemnation from Seller at Closing whereupon this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property; or (b) terminate this Agreement. If Buyer elects to terminate this Agreement, Buyer shall give written notice to Seller thereof within such ten (10) day period, the Deposit shall be returned to Buyer, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Buyer fails to notify Seller within such ten (10) day period of Buyer's intention to terminate this Agreement, then Buyer shall be deemed to have elected option (a) and Buyer and Seller shall proceed to Closing in accordance with the terms and conditions of this Agreement.

ARTICLE 10

Brokerage Commissions

10.1     Representations and Indemnity. Seller and Buyer each mutually represent and warrant to the other that they have not dealt with, and are not obligated to pay, any fees or commissions to any broker in connection with the transaction contemplated by this Agreement other than (i) CBRE, Inc. has been retained by and will be paid by Seller and (ii) Newmark Grubb Levy Strange Beffort by Buyer has been retained by and will be paid by Buyer, Each party will indemnify, defend and hold the other harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising from any claims for brokerage or finder's fees, commissions or other similar fees in connection with the transaction covered by this Agreement insofar as such claims shall be based upon alleged arrangements or agreements made by such party or on such party's behalf. The covenants and agreements contained in this Article shall survive the termination of this Agreement or the Closing of the transaction contemplated hereunder.

ARTICLE 11

Default Termination and Remedies

11.1    Seller Default. In the event that Seller breaches or shall have failed in any material respect on the Closing Date to have performed any of the covenants and agreements contained in this Agreement which are to be performed by Seller on or before the Closing Date ("Seller Default"), then Buyer shall have the right to either (a) receive a refund of the Deposit or (b) take any and all legal actions necessary to compel Seller's specific performance hereunder and to consummate the transaction contemplated by this Agreement in accordance 'with the provisions of this Agreement, provided that any such action must be commenced within ninety (90) days following the Closing Date. In no event shall Seller be liable to Buyer for any consequential or punitive damages based upon any breach of this Agreement, including, without limitation, breaches of representation or warranty. Notwithstanding anything herein to the contrary, if the breach in question is caused by the bad faith, willful and/or intentional act or omission of Seller and/or Seller's agents, then regardless of whether Buyer has elected to enforce specific performance under subsection (b) above or to terminate this Agreement under subsection (a) above, then Seller shall reimburse Buyer for the out-of-pocket costs and expenses incurred by Buyer in connection with this transaction including Buyer's due diligence investigation of the Property and the legal fees and expenses of and court and other costs and expenses of preparing, negotiating and enforcing this Agreement.

11.2     Buyer Default. In the event Buyer breaches or shall have failed in any material respect on the Closing Date to have performed any of the covenants and agreements contained in this Agreement which are to be performed by Buyer on or before the Closing Date ("Buyer Default"), Seller shall be entitled to either (a) terminate this Agreement and receive the Deposit as liquidated damages, or (b) take any and all legal actions necessary to compel Buyer's specific performance hereunder and to consummate the transaction contemplated by this Agreement in accordance with the provisions of this Agreement.

Seller and Buyer agree that the damages resulting to Seller as a result of such default by Buyer as of the date of this Agreement are difficult or impossible to ascertain and the liquidated damages set forth in the preceding sentence constitute Buyer's and Seller's reasonable estimate of such damages.

ARTICLE 12

Miscellaneous

12.1     Assignment. Buyer may not assign its rights under this Agreement, except as expressly provided in this Section. Buyer may assign its rights and obligations under this Agreement without Seller's consent to any entity affiliated with or under common control with Buyer, but not otherwise; provided, (a) Buyer delivers to Seller written notice of its intention to do so at least five (5) Business Days prior to Closing, which notice shall include the legal name of the proposed assignee, (b) Buyer and the proposed assignee shall execute an assignment and assumption of this Agreement, and (c) in no event shall any assignment of this Agreement release or discharge Buyer from any liability or obligation hereunder.

12.2     Notices. Any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or serve upon the other shall be in writing and delivered by personal service (including express or courier service) providing receipt for delivery, or by registered or certified mail, postage prepaid, return receipt requested, or by electronic transmission, addressed to such party at the address set forth below. Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served or delivery is refused, if by personal service, or three (3) days after being placed in the U.S. mail, if mailed, or upon receipt of a confirmation notice before 5:00 p.m. Central Time, if by electronic transmission. Any party may change its address for notice by written notice given to the other in the manner provided in this Section. Notice by either party under this Agreement may be given by counsel to such party.

(a)     If to Seller:

Hilti, Inc.

5400 South 122nd E. Ave

Tulsa, OK 74146

Attention: Eugene Hodel

Email: Eugene.Hodel@hilti.com

with a copy to:

Hilti, Inc.

7250 Dallas Parkway, Suite 1000

Dallas, TX 75024

Attention: Kelly Beaver

Email: Kelly.Beaver@hilti.com

(b)     If to Buyer:

Educational Development Corporation

10302 East 55th Place

Tulsa, OK 74146

Attn: Randall White

Email: rwhite@edcpub.com

with a copy to:

(c)     If to the Escrow Agent:

Commercial Title & Escrow Services, Inc

4739 E. 91st Street

Tulsa, OK 74137

Attn: Pam Bewly

Email:

12.3     Interpretation. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

12.4     Captions. The captions used in connection with the Articles of this Agreement are for convenience only and shall not be deemed to extend, limit or otherwise define or construe the meaning of the language of this Agreement*

12.5     No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement,

12.6     Amendments. This Agreement may be amended only by a written instrument executed by Seller and Buyer (or Buyer's permitted assignee).

12.7     Integration. This Agreement (including the schedules and exhibits) embodies the entire agreement between Seller and Buyer with respect to the transactions contemplated in this Agreement, and there have been and are no covenants, agreements, representations, warranties or restrictions between Seller and Buyer with regard thereto other than those set forth or provided for in this Agreement.

12.8     Choice of Law; Venue; Jurisdiction. This Agreement shall be construed under and in accordance with the laws of the State where the Property is located. For the purposes of any suit, action or proceeding involving this Agreement, the parties hereby expressly submit to the jurisdiction of all federal and state courts sitting in the State of Oklahoma and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court's jurisdiction by registered mail or by personal service, provided that a reasonable time for appearance is allowed, and the parties agree that such courts shall have exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties. In furtherance of such agreement, the parties agree upon the request of the other to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction. Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the State of Oklahoma and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

12.9     Jury Waiver. In recognition Of the benefits of having any disputes with respect to this Agreement resolved by an experienced and expert person, Seller and Buyer hereby agree that any suit, action or proceeding, whether claim or counterclaim, brought or instituted by any party in connection with this Agreement or any event, transaction or occurrence arising out of or in any way connected with this Agreement or the Property, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. ACCORDINGLY, EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT

BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY

WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND BUYER HEREUNDER, BUYER'S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE.

12.10     Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Buyer and Seller ate not signatory to the same counterpart. Signatures to this Agreement transmitted by electronic mail in PDF format shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

12.11     Business Day "Business Day" means any day on which business is generally transacted by banks in the State of Oklahoma. In the event any date hereunder (including the Closing Date) falls on a Saturday, Sunday or legal holiday, the date applicable shall be the next Business Day.

12.12     Time of the Essence. Time is of the essence of this Agreement.

12.13     Use of the Proceeds to Clear Title. TO enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer's attorney and the Title Company is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

12.14     Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

12.15     No Rule of Construction. Seller and Buyer have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Buyer, and no rule of construction will be invoked respecting the authorship of this Agreement.

12.16     No Memorandum. Buyer and Seller agree not to record this Agreement or any memorandum hereof.

12.17     Press Releases. Prior to and after the Closing any press release or other public disclosure of information with respect to the sale contemplated herein or any matters set forth in this Agreement made or released by or on behalf of either party shall be subject to the other party's prior approval, such approval not to be unreasonably withheld, other than: (i) disclosures to investors, (ii) disclosures as required by applicable laws or regulations applicable to Buyer or Seller or their respective affiliates, (iii) disclosures made on the advice of counsel to comply with laws or regulations applicable to Buyer or Seller or their respective affiliates, (iv) disclosure made to Buyer's consultants or lenders, or (v) after Closing only (in addition to the disclosures permitted in clauses (i), (ii), (iii), and (iv)), Seller or Buyer may disclose the fact that the sale occurred, the identity of the Buyer and Seller, and the closing date.

12.18     Attorneys’ Fees and Costs. In the event either party is required to resort to litigation to enforce its rights under this Agreement, the prevailing party in such litigation will be entitled to collect from the other party reasonable costs, expenses and attorneys' fees (including the fees of any in-house legal staff of either party of their affiliates) incurred in connection with such action. Said attorneys' fees and reasonable costs shall include any attorneys' fees and costs incurred after judgment in prosecuting or defending an appeal from said judgment, or in enforcing payment of any amount due under the judgment, or obtaining injunctive or other relief in support of said judgment.

12.19     Severability. In the event that any one or more of the provisions contained in this Agreement (except the provisions relating to Seller's obligations to convey the Property and Buyer's obligation to pay the Price, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein; provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (a) valid, and (b) consistent with the intent of the original provision.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first set forth above.

SELLER:

Hilti, Inc., an Oklahoma Corporation

By:      /s/ Kelly Beaver

Name: Kelly Beaver

Title:   Vice President Legal

BUYER:

Educational Development Corporation, an Oklahoma corporation

By:

Name:

Title:

Schedule of Exhibits and Schedules:

Exhibit A	-	Legal Description
Exhibit B	-	Deposit Escrow Agreement
Exhibit C	-	Form of Deed
Exhibit D	-	Form of Bill of Sale
Exhibit E	-	Certificate of Non-Foreign Status
Exhibit F	-	Form of Assignment and Assumption Agreement

Exhibit A

Legal Description

Lots One (l) and Two (2), Block One (i), and all of vacated 53rd Street and vacated 120th East Avenue and vacated 54th Street and Lots One (l ) thru Four (4) and part of vacated 55th Street and vacated 1 19th Street adjacent to the West 50th thereof in Block Two (2) in METRO PARK SUBDIVISION OF Lot One (l), Block Three (3) a/k/a 5404 South 122 Ave East, Tulsa Oklahoma

[Legal description to be confirmed]

Exhibit A-I

[Legal description of Vacant Land]

A tract of land containing 15.94 gross acres in Section Thirty-two (32), Township Nineteen (19) North, Range Fourteen (14) East in Tulsa County, Oklahoma adjacent to the HILT} NORTH AMERICAN HEADQUARTERS BUILDING (a/k/a 5404 South 122 Ave East, Tulsa Oklahoma), being all of Lot 4 and part of Lot 3 and 4, Block 2, Metro Park Resubdivision, an addition to the City of Tulsa, Tulsa County, Oklahoma, and part of vacated South t 1 9th East Avenue and part of East 54th Street South [with the exact legal description to be determined by the surveyor]

Exhibit B

Deposit Escrow Agreement

Commercial Title & Escrow Services, Inc.

Attn: Pam Bewly

4739 East 91 Street

Tulsa, OK 74137

Dear Ms. Bewly:

Reference is made to that certain Purchase and Sale Agreement dated as of, October 2015, (as the same may be amended, modified, supplemented, renewed or restated from time to time, the "Purchase Agreement"), between Hilti, Inc., an Oklahoma corporation ("Seller"), and Educational Development Corporation, an Oklahoma corporation ("Buyer"). All terms used herein which are defined in the Purchase Agreement shall have the meanings ascribed thereto in the Purchase Agreement, unless otherwise defined herein,

Buyer and Seller have agreed to select Commercial Title & Escrow Services, Inc.as "Escrow Agent" with respect to the Deposit to be made by Buyer pursuant to the Purchase Agreement. The purpose of this Escrow Agreement is to prescribe instructions governing the services of Escrow Agent with respect to the Deposit.

Buyer, Seller and Escrow Agent agree as follows:

1. Seller and Buyer hereby engage Escrow Agent to serve as the escrow agent with respect to the Deposit, and Escrow Agent hereby accepts such engagement.

2, Upon receipt of the Deposit from Buyer, Escrow Agent agrees to invest such funds in a FDIC insured depository.

3. Escrow Agent shall disburse the Deposit and all interest earned thereon, if in the form of cash, in accordance with the terms and conditions of the Purchase Agreement.

4. In the event of any dispute between Buyer and Seller regarding the disbursement of the Deposit, or in the event that Escrow Agent shall receive conflicting demands or instructions with respect thereto, Escrow Agent shall withhold such disbursement until such dispute is resolved, but such withholding shall not extend for more than thirty (30) days after such conflicting demands are received by Escrow Agent, and in which event, Escrow Agent shall interplead said funds as provided below. Alternatively, Escrow Agent shall be entitled to deposit the Deposit into a court of general jurisdiction in the State of Oklahoma and to interplead Buyer and Seller in connection therewith. Buyer and Seller hereby consent to the jurisdiction of such court in connection with any such dispute.

5.     Escrow Agent shall be entitled to reasonable compensation for its services pursuant to this Escrow Agreement, and Buyer and Seller each agree to pay one-half of such compensation to Escrow Agent.

6.     Escrow Agent shall not be liable for any damage, liability or loss arising out of or in connection with the services rendered by Escrow Agent pursuant to the Purchase Agreement or this Escrow Agreement, except for any damage, liability or loss resulting from the willful or negligent conduct of (he Escrow Agent or any of its officers or employees.

7. Any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or serve upon the other shall be in writing and delivered by personal service (including express or courier service) providing receipt for delivery, or by registered or certified mail, postage prepaid, return receipt requested, or by electronic transmission, addressed to such party at the address set forth below. Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served or delivery is refused, if by personal service, or three (3) days after being placed in the U.S. mail, if mailed, or upon receipt of a confirmation notice before 5:00 p.m. CST, if by electronic transmission. Any party may change its address for notice by written notice given to the other in the manner provided in this Section. Notice by either party under this Agreement may be given by counsel to such party.

As to Seller:     Hilti, Inc.

5400 South 122nd E. Avenue

Tulsa, OK 74146

Attention: Eugene Hodel

Email: Eugene.Hodeb@hilti.com

and

With a copy to:

As to Buyer:

Educational Development Corporation

10302 East 55th Place Tulsa, OK 74146

Attn: Randall White

Email: rwhite@edcpub.com

8.     The instructions contained herein may not be modified, amended or altered in any way except by a writing (which may be in counterpart copies) signed by both Seller and Buyer and acknowledged by Escrow Agent.

9.     Buyer and Seller reserve the right, at any time and from time to time, to substitute a new escrow agent in place of Escrow Agent.

10.   This Escrow Agreement is intended solely to supplement and implement the provisions of the Purchase Agreement and is not intended to modify, amend or vary any of the rights or obligations of Buyer or Seller under the Purchase Agreement.

Please confirm your acceptance of the terms and conditions of this Escrow Agreement by signing and dating three (3) copies hereof at the place indicated below,

[signature page follows.]

Sincerely,

BUYER:

Education Development Corporation,

By:

Name:

Title:

SELLER:

Hilti, Inc.

By:

Name:

Title:

ESCROW AGENT:

COMMERCIAL TITLE & ESCROW SERVICES, INC.

By:

Name:

Title: Commercial Escrow Officer

Exhibit C

Form of Deed

After filing please return to:

Reserved for recording information:

GENERAL WARRANTY DEED

THIS GENERAL WARRANTY DEED made this  1st   day of October 2015, between Hilti, Inc. party of the first part, and Educational Development Corporation, its successors and assigns, party of the second part.

WITNESSETH, that in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00), the receipt of which is hereby acknowledged, said party grantor does, by these presents, grant. bargain, sell and convey unto said party of the second part, its successors and assigns, all of the following described real estate, situated in Tulsa County, State of Oklahoma, being more particularly described on Exhibit A and Exhibit A-I attached hereto and made a part hereof.

This conveyance is made and accepted subject to all matters (the "Permitted Exceptions") set forth on Exhibit B attached hereto and incorporated herein by reference.

TO HAVE AND TO HOLD THE SAME together with all of grantor's right, title and interest in and to all minerals which have not heretofore been reserved or conveyed of record and all rights and privileges incident thereto, and water rights and all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the land and the improvements and including any appurtenant rights to any land lying in the bed of any existing dedicated street, road or alley adjoining the land and to all strips and gores adjoining the land thereto belonging or in any wise appertaining forever. And said Hilti, Inc., its successors and assigns do hereby covenant, promise and agree to and with said party of the second part, at the delivery of these presents that it is lawfully seized in its own right of an absolute and indefeasible estate of inheritance in fee simple, of and in all singular the above granted and described premises, with the appurtenances; that the same are free, clear and discharged and unencumbered of and from all former and other grants, titles, charges, estates, judgments, taxes, assessments and encumbrances, of whatsoever nature and kind and that said patty of the first part will WARRANT AND FOREVER DEFEND the same unto the party of the second part, its successors and assigns, against the party of the first part, its successors and assigns, and all and every person or persons whomsoever, lawfully claiming or to claim the same.

IN WITNESS WHEREOF, the said party of the first part has caused these presents to be signed in its name, and the Corporate seal to be affixed, in, the year and day first above written.

CONSIDERATION LESS THAN THE SUM OF ONE HUNDRED DOLLARS AND NO/100 ($100.00).

Hilti, Inc.

By:

STATE OF                                                             )

                                                                               ) ss.

COUNTY OF                                                        )

BEFORE ME, the undersigned, a Notary Public, in and for said County and State, on this                   day of                              , 2015, personally appeared to me known to be the President of Hilti, Inc. who executed the within and foregoing instrument and acknowledged to me that he executed the same as his free and voluntary act and deed, and as the free and voluntary act and deed of said corporation for the uses and purposes therein set forth.

Given under my hand and seal of office the day and year last above written.

NOTARY PUBLIC

My Commission Expires:

[Exhibits A and A - I
 will be added to Deed]

Exhibit B to Deed

Permitted Exceptions

Exhibit D

Form of Bill of Sale

Hilti, Inc. ("Seller"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby grants, bargains, sells, transfers and delivers to [                         ], a [                          ] ("Buyer"), all of the fixtures, attached to or located on and exclusively used in connection with the real property described on Exhibit A (the "Real Property") attached hereto, including, if any, all blinds, window shades, screens, screen doors, storm windows and doors, awnings, shutters, furnaces, heaters, heating equipment, stoves, ranges, oil and gas burners and fixtures appurtenant thereto, hot water heaters, plumbing and bathroom fixtures, electric and other lighting fixtures, trees, shrubs, plants, and air conditioning equipment and ventilators (collectively, the "Personal Property"), but specifically excluding from the Personal Property all property leased by Seller or owned by tenants or others and further excluding items of personal property not exclusively used in connection with the Real Property, if any, to have and to hold the Personal Property unto Buyer, its successors and assigns, forever.

Seller hereby represents and warrants to Buyer that Seller has the full right, power and authority to sell the Personal Property and to make and execute this Bill of Sale. Seller hereby agrees to warrant and defend the title to the Personal Property conveyed hereby to Buyer against the lawful claims and demands of all persons claiming by, through or under Seller. Except as set forth above and in the Purchase and Sale Agreement by and between Seller and Buyer dated as of                           (the "Purchase Agreement"), Seller grants, bargains, sells, transfers and delivers the Personal Property in its "AS IS" condition, WITH ALL FAULTS, IF ANY, and makes no representations or warranties, direct or indirect, oral or written, express or implied, as to title, encumbrances and liens, merchantability, condition or fitness for a particular purpose or any other warranty of any kind, all of which representations and warranties are expressly hereby disclaimed and denied.

Buyer agrees that the liability of Seller under this Bill of Sale, the Purchase Agreement, and any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be limited as provided in the Purchase Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

[Remainder of Page Intentionally Blank]

     Executed under seal this         day of                          2015.

SELLER:

Hilti, Inc., an Oklahoma corporation

By:

Name:

Title: President

Acknowledgment to Buyer

The Buyer hereby accepts the Personal Property subject to all conditions and limitations stated above.

BUYER:

Educational Development Corporation, an Oklahoma corporation

By:

Name:

Title:

[Exhibits A and A-I to be added to Bill of Sale]

Exhibit E

Certificate of Non-Foreign Status

Dated: 2015

                                      ,

Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Hilti, Inc. ("Seller"), the undersigned hereby certifies the following on behalf of Seller.

l . Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.     Seller's U.S. employer identification number is; and

3.     Seller's office address is

4.     Seller is not a disregarded entity as defined in Section 1.445-2(b)(2)(iii) of the Internal Revenue Code and income Tax Regulations.

Seller understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that have authority to sign this document on behalf of Seller.

Hilti, Inc.

By:

Name:

Title: President

Exhibit F

Assignment and Assumption Agreement

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT “Assignment” is entered as of this             day of                    20     by and between                             a                       with its offices at                                                    ("assignor") and                              a                          company whose mailing address is                                                                              ("Assignee").

WHEREAS, in accordance with that certain Purchase and Sale Agreement ("Agreement") dated as of                          , 20 between Assignor, as Seller, and Assignee, as Buyer, Assignor has agreed to convey to Assignee that certain Property located at                                                                             as more particularly described on Exhibit A and Exhibit A-I to the Agreement (capitalized terms used in this Assignment and not specifically defined herein will have the meanings ascribed to them in the Agreement); and

WHEREAS, Assignor desires to assign its interests in and Assignee desires to accept the assignment of Assignor's interest in the Leases and Contracts and various tangible and intangible property affecting the Property, on the terms and conditions provided herein including Assignee's assumption of Assignor's obligations under the Leases and Contracts; and

NOW, THEREFORE, IN CONSIDERATION of the purchase of the Property by Assignee from Assignor, and for $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Assignment of Leases.

Assignor hereby assigns and transfers to Assignee as of the date hereof all of Assignor's right, title and interest in and to the Leases described on Exhibit A attached hereto and made a part hereof including any security deposits thereunder held by Assignor and any lease guaranties pertaining to the Leases.

Assignee hereby accepts the assignment of all of Assignor's right, title and interest in and to the Leases and assumes all the obligations of Assignor under and arising out of the Leases which are applicable to the period from and after the date hereof and of the obligations of Assignor respecting the security deposits turned over to Assignee.

2.      Assignment of Contracts.

Assignor hereby assigns and transfers to Assignee as of the date hereof all of Assignor's right, title and interest in and to the Contracts with the service providers described on Exhibit B attached hereto and made a part thereof.

Assignee hereby accepts the assignment of all of Assignor's right, title and interest in and to said Contracts and assumes all the obligations of Assignor under and arising out of the Contracts which are applicable to the period from and after the date hereof.

Non-recourse to Assignor.

The assignments and transfers of Assignor made pursuant to this Agreement and Assignee's acceptance of the same are without any representation (other than the representation of due execution set forth in paragraph 5 hereof) or warranty by Assignor and without any right of recourse against Assignor other than as set forth in the Agreement.

Successors and Assigns.

All of the covenants, terms and conditions set forth herein shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

Authority

Assignor and Assignee covenant and represent to each other that they have the power and authority to enter into this Agreement and that the persons duly executing this Agreement on behalf of Assignor and Assignee, respectively, have the requisite power and authority to do so.

Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

ASSIGNOR:

By:

Name:

Title:

ASSIGNEE:

By:

Name:

Title: